UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2010 ANNUAL MEETING

June 17, 2010

Dear Microvision Shareholder:

The Annual Meeting of Shareholders of Microvision, Inc. (the “Company”), will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on June 17, 2010 at 9:00 a.m. for the following purposes:

1.	To elect six directors to serve until the next annual meeting;

2.	To amend the 2006 Microvision, Inc. Incentive Plan;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year;

4.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on April 29, 2010, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at the headquarters of the Company, 6222 185th Avenue NE, Redmond, Washington 98052, during ordinary business hours, from June 7, 2010 to the date of the Annual Meeting. The list also will be available for inspection at the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting To Be Held on June 17, 2010. The proxy materials and the annual report to stockholders are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 936-6847.

The Board of Directors recommends a vote FOR the election of the six nominees for directors, a vote FOR the amendment to the 2006 Microvision, Inc. Incentive Plan and a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

At the meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the meeting and vote your shares in person even if you vote by telephone or the Internet or return your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Microvision, Inc.

Sincerely,

Thomas M. Walker Secretary

May 7, 2010 Redmond, Washington

MICROVISION, INC.

6222 185th Avenue NE

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June 17, 2010

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on June 17, 2010, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card or print, complete, sign, and return the proxy card.

On April 29, 2010 there were 88,712,211 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about May 7, 2010 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either by voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director;

•	“FOR” the proposed amendment to the 2006 Microvision, Inc. Incentive Plan; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:	Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 3, but not on Proposal 1 or Proposal 2.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Microvision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in a brokerage account or by another nominee, the Notice of Internet Availability of Proxy Materials is being forwarded to you. Follow the instructions on the Notice of Internet Availability of Proxy Materials in order to vote your shares by proxy or in person. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors?

A:	The six nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed amendment to the 2006 Microvision, Inc. Incentive Plan?

A:	The amendment to the 2006 Microvision, Inc. Incentive Plan will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm?

A:	The selection of PricewaterhouseCoopers LLP will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	What are the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of Microvision common stock, please call us at (425) 936-6847 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election Of Directors

The Board oversees the Company’s business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; government contracts; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Set forth below are the name, position held and age of each of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each nominee as of April 27, 2010 is set forth on page 27. We believe that all our current directors possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Name	Age	Position
Richard A. Cowell (2) (3)*	62	Director
Slade Gorton (1) (3)*	82	Chairman of the Board and Lead Independent Director
Jeanette Horan (1) (2)*	54	Director
Perry Mulligan (2) (3)*	52	Director
Alexander Tokman	48	Director, President and Chief Executive Officer
Brian Turner (1) (2)*	50	Director

*	Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee

Alexander Tokman, age 48, has served as President, Chief Executive Officer and a director of Microvision since January 2006. Mr. Tokman served as Microvision’s President and Chief Operating Officer from July 2005 to January 2006. Mr. Tokman, a former GE executive, joined Microvision after a 10-year tenure at GE Healthcare, a subsidiary of General Electric, where he led several global businesses, most recently as General Manager of its Global Molecular Imaging and Radiopharmacy multi-technology business unit from 2003 to 2005. Prior to that, between 1995 and 2003, Mr. Tokman served in various cross-functional and cross-business leadership roles at GE where he led the definition and commercialization of several medical modalities product segments including PET/CT, which added over $500 million of revenue growth to the company within the first three years of its commercial introduction. Mr. Tokman is a certified Six Sigma and Design for Six Sigma (DFSS) Black Belt and Master Black Belt and as one of GE’s Six Sigma pioneers, he drove the quality culture change across GE Healthcare in the late 1990s. From November 1989 to March 1995 Mr. Tokman served as new technologies programs lead and a head of I&RD office at Tracor Applied Sciences a subsidiary of then Tracor, Inc. Mr. Tokman has both an M.S. and B.S. in Electrical Engineering from the University of Massachusetts, Dartmouth. As President and Chief Executive Officer of the Company, Mr. Tokman has a deep understanding of the Company and broad executive experience.

Colonel Richard A. Cowell, USA, (Ret.) has served as a director of the Company since August 1996. Colonel Cowell is a Principal at Booz Allen Hamilton, Inc. (“BAH”) where he is involved in advanced concepts development and technology transition, joint and service experimentation, and the interoperability and integration of command and control systems for Department of Defense and other agencies. Prior to joining BAH in March of 1996, Colonel Cowell served in the United States Army for 25 years. Immediately prior to his retirement from the Army, Colonel Cowell served as Director of the Louisiana Maneuvers Task Force reporting directly to the Chief of Staff, Army. Colonel Cowell has authored a number of articles relating to the potential future capabilities of various services and agencies. Colonel Cowell’s senior position at BAH with involvement in advanced concepts development and technology transition, leadership in the Army and prior history as a director of the Company have given him extensive experience and expertise in government contracts, financial matters and the Company’s business and technology evolvement.

Slade Gorton has served as a director of the Company since September 2003 and currently serves as Chairman of the Board and Lead Independent Director. Mr. Gorton is currently Of Counsel at the law firm of K&L Gates, LLP. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. Mr. Gorton served as Attorney General of Washington from 1969-1981, and during that time, he argued 14 cases before the United States Supreme Court. After leaving the Senate, Mr. Gorton served as a Commissioner on the National Commission on Terrorist Attacks Upon the United States (“9-11 Commission”); as a member of the National War Powers Commission and is Co-Chairman of the National Transportation Policy Project. Mr. Gorton also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves. From his positions as an attorney, in business and government, and prior history as a director of the Company, Mr. Gorton brings expertise in legal matters, corporate governance, general leadership and the Company’s business and technology evolvement.

Jeanette Horan has served as a director of the Company since June 2006. Ms Horan is currently Vice President, Enterprise Business Transformation for IBM where she leads IBM’s transformation to a globally integrated enterprise. Prior to her current position, she was Vice President, Business Process and Architecture Integration from July 2006 to April 2007 where she led IBM’s internal business process transformation and information technology portfolio. Prior to this, Ms. Horan was Vice President, Information Management from January 2004 to July 2006 and Vice President Strategy, IBM Software Group from January 2003 to January 2004, where she was responsible for strategic alliances with key platform partners and led strategic and operational planning processes. From May 1998 to December 2002, Ms. Horan was also Vice President, Development for the Lotus brand and led worldwide product management, development and technical support. Ms. Horan has substantial breadth and depth of technology leadership experience and a demonstrated ability to translate novel technologies into products spanning various markets and segments.

Perry Mulligan has served as a director of the Company since January 2010. Mr. Mulligan has over 25 years of experience in operations and supply chain management. Since October 2007, Mr. Mulligan has served as Senior Vice President, Operations for QLogic, where he is responsible for all aspects of the manufacturing and delivery of products to the customer in addition to overall supply chain design and manufacturing strategy. Prior to his current position, Mr. Mulligan was at Solectron from May 2004 to September 2007, where he held the position of Senior Vice President Supply Chain Management and Chief Procurement Officer and was responsible for establishing the overall materials and supply chain strategy. Mr. Mulligan brings extensive experience and knowledge in developing and setting up worldwide manufacturing and sourcing operations and overall supply chain strategy.

Brian Turner has served as a director of the Company since July 2006. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner is a director at Motricity, Inc. Mr. Turner brings financing expertise and knowledge of operational finance and accounting to the Board.

Board Meetings and Committees

Our Board of Directors met nine times during 2009. All directors attended at least 75% of the aggregate meetings of the Board and meetings of the Board committees on which they served. The Board also approved certain actions by unanimous written consent. We have adopted a policy that each of our directors be requested to attend our Annual Meeting each year. All directors attended our Annual Meeting in 2009.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the NASDAQ listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Alexander Tokman, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Expertise and Diversity.

The Nominating Committee seeks to have a Board that represents diversity as to experience, gender, race and ethnicity, but does not have a formal policy with respect to diversity. We seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Leadership Structure

Our Board annually elects a Chairman of the Board. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Gorton currently serves as Chairman and Lead Independent Director. In this role, among other duties, Mr. Gorton meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Mr. Tokman as Chief Executive Officer and Mr. Gorton as Chairman and Lead Independent Director currently well serve the interests of us and our shareholders. Mr. Tokman can devote his attention to leading the Company and focus on our business strategy. Mr. Gorton provides an appropriate level of independence in the Company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter is available on our website located at www.microvision.com.

The Audit Committee

The Board has an Audit Committee which assists the Board by monitoring and overseeing: (1) our accounting and financial reporting processes and the audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee conducts discussions related to our earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of our management. Messrs. Cowell, Mulligan and Turner and Ms. Horan currently serve on the Audit Committee, with Mr. Cowell serving as Chairman. The Audit Committee met four times during 2009.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Col. Richard A. Cowell (Ret.) and Brian Turner, each an independent director. Col. Cowell holds a degree in accounting and has served for nine years as Chair of our Audit Committee. During his twenty-five years of service in the United States Army, Col. Cowell oversaw and actively supervised various complex governmental projects that involved government accounting with a breadth and level of complexity comparable to accounting issues raised by our financial statements, including issues relating to estimates, accruals, and reserves. Since retiring from the Army, Col. Cowell has served as a Principal at Booz Allen Hamilton, Inc., where he provides consulting services relating to significant government projects and grants which involve significant and complex accounting issues. Mr. Turner has eight years experience as a chief financial officer of three public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance. Mr. Turner has been actively involved in and has supervised the preparation of financial statements that present a breadth and complexity of issues comparable to accounting issues raised by our financial statements.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee also serves as the Plan Administrator for our stock option plans. The Compensation Committee reviewed the relationship between our risk management policies and practices, organizational structure, operating policies, corporate strategy and our compensation programs to confirm that our compensation programs do not encourage unnecessary and excessive risks. The Compensation Committee Report is set forth below on page 19. Messrs. Gorton and Turner and Ms. Horan currently serve as members of the Compensation Committee, with Mr. Turner serving as chairman. The Compensation Committee met four times during 2009.

The Nominating Committee

The Nominating Committee counsels the Board of Directors with respect to Board and Committee structure and membership. In fulfilling its duties, the Nominating Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establish policies with respect to the process by which our shareholders may recommend candidates to the Nominating Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend directors for membership on Board Committees.

Messrs. Cowell, Gorton and Mulligan currently serve as members of the Nominating Committee, with Mr. Gorton serving as Chairman. The Nominating Committee met two times during 2009.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of an nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by us, the SEC, and NASDAQ listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Compensation Committee Interlocks And Insider Participation

All members of the Compensation Committee during 2009 were independent directors, and none of them were our employees or former employees. During 2009, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2009.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and general counsel, known as the Code of Ethics for Microvision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for Microvision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for Microvision Executives applicable to our principal executive officer, principal financial officer, and principal accounting officer, we intend to disclose the same on our website at www.microvision.com.

Proposal Two—Amendment to the 2006 Microvision, Inc. Incentive Plan

The Board has authorized an amendment to the 2006 Microvision, Inc. Incentive Plan (as previously amended, the “Incentive Plan”), subject to shareholder approval. The amendment will alter the Incentive Plan by increasing the number of shares of common stock reserved for issuance under awards granted under the Incentive Plan by 11.4 million to a total of 16.4 million. The purpose of the Incentive Plan is to advance the interests of the Company by providing for the grant to participants of stock-based and other incentive awards, all as more fully described below.

On April 27, 2010, the last reported sale price of the Company’s common stock on the Nasdaq Global Market was $3.31 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING AMENDMENT TO THE 2006 MICROVISION, INC. INCENTIVE PLAN.

Summary of the Incentive Plan

The Incentive Plan amended, restated and renamed our 1996 Stock Option Plan. The Incentive Plan was originally adopted by the Board in April 2006 and approved by the shareholders in September 2006. An amendment to the Incentive Plan was subsequently approved by the shareholders in June 2008. Currently, a maximum of 11,400,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. For this purpose, subject to the rules governing the tax qualification of ISOs, the number of shares delivered is determined net of any shares withheld in payment of the exercise price or tax withholding. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs,” granted to any person in any calendar year will each be 2,000,000. The maximum number of shares subject to other awards granted to any person in any calendar year will be 2,000,000 shares, and the maximum amount paid to any person in any year under a cash-based award will be $3,000,000. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The term “Administrator” is used in this proxy statement to refer to the person (the Board and its delegates) charged with administering the Incentive Plan. The Administrator has discretionary authority to determine who will receive awards and to grant awards, to determine, modify or waive the terms and conditions of any award, to prescribe forms, rules and procedures, and otherwise to do all things necessary to carry out the purposes of the Incentive Plan. Awards may be in the form of options, SARs, restricted or unrestricted stock, stock units (including restricted stock units), other stock-based awards, or cash-based awards, and any such award may be a performance-based award. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to those employees, directors, consultants or other independent contractors of, or advisors to, the Company who are selected by the Administrator to receive an award. The group of directors and employees from which the Administrator will select participants currently consists of approximately 150 individuals.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of a stock option granted under the Incentive Plan cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. A SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock above a base amount which may not be less than fair market value on the date of grant.

Stock Awards; Stock Units. The Incentive Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for any lawful consideration, including services, that the Administrator determines. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or offered for resale to the Company unless specified conditions are met. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for grants of stock units entitling the recipient to receive shares of common stock or cash measured by the value of common stock in the future on such conditions as the Administrator may specify.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuances of debt or equity) or refinancings. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. No awards may be made after September 21, 2016, but previously granted awards may continue beyond that date in accordance with their terms. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued shares or previously issued shares acquired by the Company.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

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If the transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate.

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If the transaction is one in which holders of common stock will receive a payment (whether cash, non-cash or a combination), the Administrator may provide for a “cash-out”, with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (B) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms and other terms, which need not be the same as the terms of payment to holders of common stock, and subject to such conditions, as the Administrator determines.

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If there is no assumption or substitution or cash-out of an award, each outstanding award requiring exercise will become fully exercisable, and shares deliverable under other awards will be accelerated and delivered, prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity to participate in the transaction as a stockholder.

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Each award, other than outstanding shares of restricted stock (which, in general, will be treated on the same basis as other outstanding shares of common stock), unless assumed will terminate upon consummation of the transaction.

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Any share of common stock delivered pursuant to the “cash-out” or acceleration of an award, as described above, may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Incentive Plan.

Amendment. The Administrator may at any time or times amend the Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an award so as to affect adversely the participant’s rights under the award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the Incentive Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise (a “disqualifying disposition”) produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. A corresponding deduction is available to the Company. Any additional gain recognized in the disqualifying disposition is treated as a capital gain for which the Company is not entitled to a deduction. In general, if the disqualifying disposition is an arm’s length sale at less than the fair market value of the shares at time of exercise, the optionee’s ordinary income, and the Company’s corresponding deduction, are limited to the excess, if any, of the amount realized on the sale over the amount paid by the optionee for the stock. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. If an ISO is exercised for restricted stock, a timely 83(b) election will have the effect, in general, of fixing the amount taken into account for alternative minimum tax purposes at the excess of the fair market value of the shares at time of exercise over the exercise price. However, for regular income tax purposes the ordinary income and corresponding Company deduction associated with a disqualifying disposition of stock acquired upon exercise of an ISO, where the stock was restricted at time of exercise but vested prior to the disposition, would be determined by reference to the fair market value of the shares on the date of vesting whether or not the optionee made an 83(b) election.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of options in connection with a change in control of the Company may be required to be valued and taken into account in determining whether an optionee has received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including the payment consisting of accelerated vesting of options, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Stock options awarded under the Incentive Plan are intended to be exempt from the rules of Section 409A of the Code and guidance issued thereunder and will be administered accordingly. However, neither the Company nor the Administrator, nor any person affiliated with or acting on behalf of the Company or the Administrator, will be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax or interest penalties, resulting from the failure of an award to satisfy the requirements of Section 409A of the Code.

Proposal Three—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. The Company has been advised by PricewaterhouseCoopers LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. Should the selection of PricewaterhouseCoopers LLP not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain, motivate and recognize high performance executive officers. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance. Thus, the Compensation Committee utilizes compensation components that measure overall Company performance, including performance against the Company’s annual strategic operating plan. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

Executive Compensation Components

Overview. The principal elements of the Company’s compensation are base salary, incentive bonus awards, and equity awards. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee considers the median level of compensation of its peer group and the achievement of the Company’s business objectives when determining executive compensation.

In November 2007, the Compensation Committee retained an independent compensation consultant. The consultant was tasked with examining the compensation of the named executive officers and providing an analysis of that compensation relative to other companies. The consultant studied data from the proxy statements of a select group of publicly-traded companies and from nationally recognized surveys. Data from these two sources was equally weighted in determining the median market levels of compensation. The Company’s peer group was selected based on input from the Compensation Committee and senior management. In selecting the Company’s peer group, the Compensation Committee and senior management considered companies that were at a similar business stage and companies that were of a similar size in the high-technology and general industries in which the Company operates. In providing its report to the Compensation Committee, the consultant also took into account that information for the Company’s peer group was reported as of different dates for different companies. The companies comprising the Company’s peer group were 3D Systems Corporation, Arrowhead Research Corporation, eMagin Corporation, Excel Technology, Inc., Hoku Scientific, Inc., Immersion Corporation, Keithley Instruments, Inc., Mechanical Technology Inc., MoSys, Inc., Phoenix Technologies Ltd., ThermoGenesis Corp., Universal Display Corporation, and Zygo Corp. Data from these companies was compiled and averaged over a three-year period. Since proxy data is not job specific (i.e., various positions could be represented among the named executive officers), job specific data from nationally recognized surveys was also used. The nationally recognized published surveys utilized were the Aon Executive Compensation Survey, Economic Research Institute Executive Assessor, Culpepper Technology Executive Pay Report, Mercer Executive Compensation Survey, and Watson Wyatt Top Management Compensation Survey. For determining 2009 compensation, no independent compensation consultant was retained by the Company or the Compensation Committee.

Base Salary. Base salaries for the named executive officers are primarily based on the position, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. Recommendations from the Chief Executive Officer as to increases in base salaries for each executive officer (other than for the Chief Executive Officer) based on the Chief Executive Officer’s evaluation of the executive officer’s performance are also taken into account.

As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the median base salary of the Company’s peer group. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy. The Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation to the full Board of Directors, which then has the authority to approve it.

Salaries for 2008 were based on the compensation objectives mentioned above and in the case of Alexander Tokman, his employment agreement. Although no changes were made in the Company’s overall compensation philosophy, the Company took measures to control costs in 2009, which included holding our executives’ salaries consistent with 2008 levels. Mr. Tokman’s employment agreement provided for a base salary increase for 2009 of 5%. In order to conserve cash, Mr. Tokman agreed to accept an award of 14,000 shares of stock in lieu of such base salary increase. Accordingly, 2009 base salaries for Messrs. Tokman, Wilson, Walker, Madhavan and Brown were $347,288, $204,000, $229,288, $202,460, and $180,000, respectively.

Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s total compensation, an incentive bonus, should be based on the Company’s performance. The Compensation Committee believes that structuring a significant portion of each executive officer’s annual cash compensation as an incentive bonus, and the contingent nature of that compensation, induces an executive officer to execute on both the short and long-term goals of the Company. It has structured the executive compensation program to reflect this philosophy by creating an incentive bonus framework that translates Company performance into incentive bonuses.

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends generally on the level of Company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers, except the Chief Executive Officer. The Compensation Committee makes a recommendation to the full Board regarding the Chief Executive Officer. As Mr. Brown was no longer an executive officer of the Company at the time of determination of bonus payments for 2009, his bonus was determined by the Chief Executive Officer. Target bonus percentages are set to be approximately at the median of the Company’s peer group.

In 2009, the Compensation Committee approved 40% as a target bonus award (as a percentage of base salary) for the named executive officers other than the Chief Executive Officer. In 2009, the Compensation Committee recommended to the Board, and the Board approved, 65% as a target bonus award (as a percentage of base salary) for the Chief Executive Officer. The amount of the bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee for all executive officers, except the Chief Executive Officer. The Compensation Committee makes a recommendation to the full Board regarding the Chief Executive Officer. In determining bonus amounts to be paid and recommended for 2009, the Compensation Committee evaluated factors such as overall Company performance, financial performance, advancements in the Company’s technology, and team performance. This determination also included the evaluation of performance against the following business objectives set forth in the Company’s 2009 operating plan: (1) maturing the Company’s PicoP platform for product launch; (2) delivering on PicoP programs other than mobile device products; (3) achieving revenue, balance sheet and other financial targets; and (4) improving the effectiveness and culture of the organization.

Using its discretionary authority, the Compensation Committee recommended to the Board, and the Board approved, an incentive bonus for Alexander Tokman of $245,700. The Compensation Committee awarded Jeff Wilson, Thomas Walker and Sridhar Madhavan bonuses of $81,600, $91,700 and $81,000, respectively. The Chief Executive Officer awarded Ian Brown a bonus of $36,000. Due to poor economic conditions and in order to reduce the cash needs of the Company, with respect to the Chief Executive Officer, the Compensation Committee recommended to the Board, and the Board approved, paying 54% of the incentive bonus in cash with the remainder paid in stock options. With respect to each of the other executive officers as well as Mr. Brown, the Compensation Committee approved, paying the incentive bonus half in cash and the other half in stock options. The options were valued for this purpose at $2.40 per option and had an exercise price equal to the closing market price of the Company’s common stock on the NASDAQ Global Market on the grant date. The options were fully vested upon grant with a ten year term.

Equity Awards. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Each year the Compensation Committee reviews the size and composition of the equity grants to ensure that they are aligned with the Company’s compensation philosophy of compensating executives at the median of the Company’s peer group. Similar to base salary, a review of equity award levels is conducted to ensure that a named executive officer’s equity compensation comports with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

Stock options and restricted stock units awarded to the named executive officers in 2009 were granted under, and subject to, the 2006 Incentive Plan. The stock options typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The option awards expire 10 years from the date of grant, and optionees who terminate their service after vesting have a limited time to exercise their options (typically three to twelve months). The options also contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of the Company that does not result in an assumption, substitution or pay off of such awards by the acquiring company. The restricted stock units have three-year cliff vesting, which is tied to continued employment. The exercise price of the options is the closing sale price of the Company’s common stock on the NASDAQ Global Market on the date of the grant.

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. Restricted stock units and stock options are awarded by the Compensation Committee to executive officers based on a philosophy of providing equity incentives at the median of the Company’s peer group. In 2009, the value of the long-term incentive award was split 70% stock options and 30% restricted stock units.

In 2009, the Compensation Committee approved 45% (as a percentage of base salary) for the level of equity awards to the named executive officers other than the Chief Executive Officer. The Committee recommended to the Board, and the Board approved, 110% (as a percentage of base salary) for the level of equity awarded to the Chief Executive Officer. The percentages were used to determine a total dollar value. Stock options were valued at $2.00 and restricted stock units were valued using the grant price. Those values were then utilized to calculate the respective number of shares of options and restricted stock units to award to an executive.

In 2009, Mr. Tokman was awarded 203,707 stock options, 70,000 of which were granted in lieu of Mr. Tokman’s 2008 cash bonus. Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 57,430, 64,563, 56,985 and 50,650 stock options, respectively, including, 25,300, 28,450, 25,100, and 22,300 stock options granted in lieu of 2008 cash bonuses for Mr. Wilson, Mr. Walker, Mr. Madhavan and Mr. Brown, respectively. In 2009, Mr. Tokman was awarded 236,303 restricted stock units, 14,000 of which were in lieu of a contractual base salary increase and vested in 2009 and 110,000 of which were granted pursuant to the terms of Mr. Tokman’s Employment Agreement and vest based on meeting service and performance criteria awards. In 2009, Mr. Wilson, Mr. Walker, Mr. Madhavan and Mr. Brown were awarded 13,770, 15,477, 13,665 and 12,150 restricted stock units, respectively.

Tax Deductibility of Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits a public company’s tax deduction for compensation paid to its named executive officers to $1 million in any year. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. It is the intent of the Compensation Committee to have the Company’s compensation program be deductible without limitation. However, the Compensation Committee will take into consideration various other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Processes and Procedures

Role of the Compensation Committee and the Chief Executive Officer in the Compensation Process. The Chief Executive Officer, with the assistance and support of the human resources department, provides recommendations regarding the compensation of the executive officers, including himself. The Compensation Committee considers these recommendations and consults with the Chief Executive Officer as to his recommendations for the executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations, together with the Compensation Committee’s philosophy, objectives and market data in approving these recommendations. The Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation to the full Board of Directors, who then has the authority to approve it.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee’s charter provides the Compensation Committee with the authority to retain a compensation consulting firm in its discretion. However, no independent compensation consultant was retained by the Company or the Compensation Committee in connection with determining 2009 compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Slade Gorton
Jeanette Horan
Brian Turner (Chairman)

Summary Compensation Table for 2009

This table shows certain information about the compensation we paid our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009. These officers are referred to as named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Alexander Y. Tokman	2009	347,288	—	364,344	239,559	245,700	7,350	1,204,241
President and Chief Executive Officer and Director	2008	347,288	—	141,514	278,442	140,000	6,900	914,144
	2007	330,750	—	—	619,634	236,500	45,511	1,232,395

Jeff T. Wilson	2009	203,804	—	25,612	67,538	81,600	3,564	382,118
Chief Financial Officer	2008	203,030	—	34,480	78,697	50,600	6,900	373,707
	2007	195,892	—	—	309,067	86,700	1,970	593,629

Thomas M. Walker	2009	229,288	—	28,787	75,926	91,700	6,244	431,945
Vice President, General Counsel and Secretary	2008	227,907	—	38,662	88,236	56,900	5,854	417,559
	2007	205,033	—	—	310,199	97,200	5,845	618,277

Sridhar Madhavan	2009	202,460	—	25,417	67,014	81,000	6,083	381,974
Vice President Engineering	2008	200,500	—	33,430	76,279	50,200	5,835	366,244
	2007	188,334	—	—	235,504	84,000	38,851	546,689

Ian D. Brown	2009	180,000	—	22,599	59,564	36,000	5,400	303,563
Vice President Sales and Marketing	2008	178,333	—	29,757	67,908	44,600	6,460	327,058
	2007	170,000	—	—	134,410	74,800	7,498	386,708

(1)	Reflects the fair value of stock and option awards on the grant date in accordance with FASB ASC Topic 718.

(2)	Reflects the total amounts awarded under the annual incentive plan during fiscal 2007, 2008 and 2009, which are discussed in more detail under the heading “Incentive Bonus” in the Compensation Discussion and Analysis above. Amounts awarded for each year were paid following the Compensation Committee’s review of performance targets under the plan. One-half of the amounts earned with respect to 2007 were paid in cash to participants on March 25, 2008 and one-half of the amounts were paid in additional stock options of the Company—Alexander Tokman, Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 68,750, 25,203, 28,256, 24,419 and 21,744 stock options, respectively. Total amounts earned with respect to 2008 were paid in stock options of the Company to participants on April 23, 2009—Alexander Tokman, Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 70,000, 25,300, 28,450, 25,100 and 22,300 stock options, respectively. One-half of the amounts earned with respect to 2009 will be paid in cash and one-half of the amounts were paid in additional stock options of the Company, except for Alexander Tokman who will receive 54% of the amount earned with respect to 2009 in cash and the remainder in additional stock options of the Company. Alexander Tokman, Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 47,021, 17,000, 19,104, 16,875, and 7,500 stock options respectively.

(3)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 4 represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(4)	All Other Compensation includes $26,898 and $22,277 for Mr. Tokman and Mr. Madhavan, respectively, of perquisites and other personal benefits in 2007. The table below shows all other amounts under All Other Compensation for fiscal 2007, 2008 and 2009:

Name and Principal Position	Fiscal Year	Amounts reimbursed for payment of taxes	Employer contribution to 401(k) account (1)
Alexander Y. Tokman	2009	—	7,350
	2008	—	6,900
	2007	11,863	6,750

Jeff T. Wilson	2009	—	3,564
	2008	—	6,900
	2007	—	1,970

Thomas M. Walker	2009	—	6,244
	2008	—	5,854
	2007	—	5,845

Sridhar Madhavan	2009	—	6,083
	2008	—	5,835
	2007	10,717	5,857

Ian D. Brown	2009	—	5,400
	2008	—	6,460
	2007	1,888	5,610

(1)	This column represents the amount of matching contributions made to our qualified 401(k) retirement plan for each of our named executive officers.

Grants of Plan-Based Awards During 2009

The following table shows grants of plan based awards to our named executive officers in 2009.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards Target ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value Of Stock and Option Awards ($)(2)
Alexander Y. Tokman	04/07/2009		3	14,000			20,160
	04/07/2009		4	110,000			158,400
	04/23/2009		5	112,303	203,707	1.86	425,343
	04/23/2009	225,737
Jeff T. Wilson	04/23/2009		5	13,770	57,430	1.86	93,150
	04/23/2009	81,600
Thomas M. Walker	04/23/2009		5	15,477	64,563	1.86	104,713
	04/23/2009	91,715
Sridhar Madhavan	04/23/2009		5	13,665	56,985	1.86	92,431
	04/23/2009	80,984
Ian D. Brown	04/23/2009		5	12,150	50,650	1.86	82,163
	04/23/2009	72,000

(1)	All option awards were granted with an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant.
(2)	Reflects the fair value of option and stock awards on the date of grant in accordance with FASB ASC Topic 718.
(3)	Mr. Tokman was awarded 14,000 shares of common stock in lieu of a contractual cash salary increase for 2009, under the terms of his prior Employment Agreement effective July 18, 2005. This award vested 25% on each of April 30, 2009, June 30, 2009, September 30, 2009, and December 31, 2009.

(4)	This award was granted under Mr. Tokman’s current Employment Agreement effective April 7, 2009. This award vests based on satisfying both service and performance conditions. The award will vest on the later of the third anniversary of the date of grant or the first day thereafter that Mr. Tokman is not in a closed window under our insider trading policy, based on the Company achieving the following specified performance milestones: 55,000 shares are scheduled to vest based on Mr. Tokman’s achievement of one operational milestone; another 55,000 shares will vest if one additional operational milestone is achieved by December 31, 2010. Shares that do not vest will be cancelled.
(5)	Mr. Tokman was awarded 55,000 shares of stock which vests on the later of the third anniversary of the date of grant or the first day thereafter that Mr. Tokman is not in a closed window under our insider trading policy. In addition, Messrs. Tokman, Wilson, Walker, Madhavan, and Brown were awarded 57,303, 13,770, 15,477, 13,665, and 12,150 shares of stock which vest on the third anniversary of the date of grant.
(6)	Messrs. Tokman, Wilson, Walker, Madhavan, and Brown were awarded 70,000, 25,300, 28,450, 25,100, and 22,300 stock options, respectively, fully vested upon date of grant with ten year terms, in lieu of the Incentive Bonus amounts earned with respect to 2008. The remaining option awards vest 25% in annual installments beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

Outstanding Equity Awards at Year-End 2009

The following table shows outstanding equity awards for our named executive officers as of December 31, 2009.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Alexander Y. Tokman	1	300,000	—	2.77	07/07/2015
	2	285,000	95,000	3.43	04/13/2016
	2	225,000	75,000	4.46	04/13/2016
	2	107,876	107,874	4.39	04/19/2017
	2	37,018	111,053	2.23	03/25/2018	5	63,459	2.23
	4	68,750	—	2.23	03/25/2018	5	57,303	1.86
	2	—	133,707	1.86	04/23/2019	6	55,000	1.44
	4	70,000	—	1.86	04/23/2019	7	110,000	1.44
Jeff T. Wilson	3	7,510	—	2.77	10/24/2011
	3	24,500	—	2.77	04/01/2012
	3	78,629	—	2.77	06/13/2013
	2	7,500	2,500	3.43	04/05/2016
	2	53,808	53,806	4.39	04/19/2017
	2	9,020	27,058	2.23	03/25/2018
	4	25,203	—	2.23	03/25/2018
	2	—	32,130	1.86	04/23/2019	5	15,462	2.23
	4	25,300	—	1.86	04/23/2019	5	13,770	1.86
Thomas M. Walker	3	120,000	—	2.77	05/07/2012
	2	30,000	10,000	3.43	04/05/2016
	2	54,004	54,004	4.39	04/19/2017
	2	10,113	30,340	2.23	03/25/2018
	4	28,256	—	2.23	03/25/2018
	2	—	36,113	1.86	04/23/2019	5	17,337	2.23
	4	28,450	—	1.86	04/23/2019	5	15,477	1.86
Sridhar Madhavan	2	30,000	10,000	3.43	05/12/2016
	2	41,000	41,000	4.39	04/19/2017
	2	8,745	26,234	2.23	03/25/2018
	4	24,419	—	2.23	03/25/2018
	2	—	31,885	1.86	04/23/2019	5	14,991	2.23
	4	25,100	—	1.86	04/23/2019	5	13,665	1.86
Ian D. Brown	2	37,500	12,500	3.43	05/12/2016
	2	23,400	23,400	4.39	04/19/2017
	2	7,784	23,352	2.23	03/25/2018
	4	21,744	—	2.23	03/25/2018
	2	—	28,350	1.86	04/23/2019	5	13,344	2.23
	4	22,300	—	1.86	04/23/2019	5	12,150	1.86

(1)	The indicated option vested 20% on the grant date and 20% on each subsequent annual anniversary of the grant date.
(2)	The indicated option vests 25% on each anniversary of the grant date.
(3)	The indicated options vested 25% on the grant date and 25% on each subsequent anniversary of the grant date.

(4)	The indicated options vested 100% on the date of grant.
(5)	The indicated stock awards vest 100% on the third anniversary of the date of grant.
(6)	The indicated stock award vests 100% the later of the third anniversary of the date of grant or the first day thereafter that the officer is not in a closed window period under our insider trading policy.
(7)	The indicated stock award vests based on satisfying both service and performance conditions. The award will vest on the later of the third anniversary of the date of grant or the first day thereafter that the officer is not in a closed window under our insider trading policy, based on the Company achieving the following specified performance milestones: 55,000 shares are scheduled to vest on April 7, 2012 based on the prior achievement of an operational milestone; another 55,000 shares will vest on April 7, 2012 if an additional operational milestone is achieved by December 31, 2010. Shares that do not vest will be cancelled.

Option Exercises and Stock Vested During 2009

None of our named executive officers exercised stock options during 2009. The following table shows the number of stock awards that vested and the fair value realized by our named executive officers during 2009.

Stock Awards
Name (a)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Alexander Y. Tokman	14,000	47,600
Jeff T. Wilson	—	—
Thomas M. Walker	—	—
Sridhar Madhavan	—	—
Ian D. Brown	—	—

Potential Payments upon Termination or Change in Control

All of our named executive officers, except for Alexander Tokman, are employed at will and do not have employment agreements. Mr. Tokman’s employment agreement is summarized below. Under the 2006 Incentive Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company. In addition, 100% of each named executive officers restricted stock units will become fully vested upon a change of control at the Company.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers assuming a termination without cause, or a change in control, occurred on December 31, 2009.

Name	Payments Due in Connection with a Termination of Employment without Cause or for Good Reason	Payments Due in Connection with a Change of Control and Termination of Employment without Cause or for Good Reason	Payments Due in Connection with Change in Control
Alexander Y. Tokman	731,668	2,404,191	1,496,533
Jeff T. Wilson	—	—	269,758
Thomas M. Walker	—	—	301,184
Sridhar Madhavan	—	—	221,324
Ian D. Brown	—	—	196,875

(1)	We used the following assumptions to calculate these payments:

•

We included the estimated intrinsic value of accelerating any award of stock options or awards that are accelerated upon a change in control. In the case of a change in control, we assumed that all such awards would be cashed out at closing using the closing price of our common stock on the NASDAQ Global Market on December 31, 2009, which was $3.17 per share. See the table titled ‘Outstanding Equity Awards at Fiscal Year-End 2009’ for information regarding unvested equity awards.

Employment Agreement

Payment upon Termination. Under Mr. Tokman’s employment agreement with the Company dated April 7, 2009, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by us for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination to the extent bonuses are paid to other officers, 18 months of certain group and medical benefits for Mr. Tokman’s family and any business expenses which have not yet been reimbursed by us. If we terminate him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 18 months following the date of his termination, plus an amount equal to his target bonus for the year prior to the termination, and we will continue to pay certain group medical and dental expenses in that 18-month period. We do not accelerate the vesting of equity incentives for our executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control if the change in control does not result in an assumption, substitution or pay off of such award by the acquiring company, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Tokman’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to us; a material breach of his obligations of confidentiality, non-competition, or non-solicitation against us; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Tokman has “good reason” to terminate his employment, “good reason” is deemed to exist when: we have failed to continue him in a certain position; there is a substantial diminution in the nature and scope of his responsibilities; there is a material failure of us to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of our principal offices without his consent. Mr. Tokman may only terminate his employment for good reason if he (a) gives notice to us within ninety (90) days of the initial occurrence of the event or condition constituting good reason, setting forth in reasonable detail the nature of such good reason; (b) we fail to cure within thirty (30) days following such notice; and (c) Mr. Tokman terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if we fail to cure).

Payment upon a Change in Control. In the event of a change of control and the termination of Mr. Tokman’s employment “other than for cause” by us within two years following a change of control or if Mr. Tokman terminates his employment for “good reason” within six months following a change of control, we must pay Mr. Tokman an amount equal to two times the sum of one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. We must also pay the full cost of Mr. Tokman’s continued participation in our group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his options, restricted stock or other equity awards which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable award agreement.

Our obligation to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section is subject to Mr. Tokman signing an employee release. Also, Mr. Tokman must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Tokman is subject to a non-compete and non-solicit obligation for 12 months following his termination.

Director Compensation for 2009

The following table provides information concerning our non-employee directors during 2009. Alexander Tokman was not paid additional compensation for his service as director and his compensation is fully reflected in the other tables contained in this report.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Richard A. Cowell	48,000	40,004	88,004
Slade Gorton	50,000	40,004	90,004
Jeanette Horan	48,000	40,004	88,004
Marc Onetto (4)	8,000	—	8,000
Brian Turner	51,000	40,004	91,004

(1)	Reflects the fair value of option awards on the grant date in accordance with FASB ASC Topic 718

(2)	The following table shows the number of outstanding shares underlying option and stock awards for each of our non-employee directors as of December 31, 2009:

Name	Option Awards (#)	Stock Awards (#)(3)
Richard A. Cowell	153,867	7,092
Slade Gorton	120,000	7,092
Jeanette Horan	90,000	7,092
Marc Onetto (4)	75,000	7,092
Brian Turner	90,000	7,092

(3)	The indicated awards represent one-half of each non-employee directors’ annual fee for 2008, which was paid in shares of common stock.

(4)	Marc Onetto did not stand for reelection in 2009 and was not a director of the Company as of December 31, 2009.

Each non-employee director is granted a nonstatutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board of Directors. These options are fully vested and immediately exercisable upon the date of grant. Each non-employee director also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board of Directors, an option to purchase 15,000 shares that will vest in full on the earlier of (i) the day prior to the date of our annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the non-employee director continues to serve as a director on the vesting date. If a non-employee director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

In addition, each non-employee director generally receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board of Directors, and as of the date of each subsequent reelection;

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

Mr. Mulligan, who joined our Board as a non-employee director in January 2010, did not receive an option award or other compensation upon joining the Board and is not currently being compensated for his services as a director. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of April 27, 2010, the number of shares of our common stock owned beneficially by our directors and nominees, the named executive officers, and all directors and executive officers as a group and each persons known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Alexander Y. Tokman (3)	1,477,548	1.6%
Jeff T. Wilson (4)	295,827	*
Thomas M. Walker (5)	354,070	*
Sridhar Madhavan (6)	196,855	*
Ian D. Brown (7)	162,300	*
Richard A. Cowell (8)	165,659	*
Slade Gorton (9)	129,092	*
Jeanette Horan (10)	97,092	*
Perry Mulligan (11)	11,638	*
Brian Turner (12)	97,092	*
Max Display Enterprises Limited (13)	10,095,299	11.1%
All executive officers and directors as a group (11 persons) (14)	2,987,173	3.3%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.
(2)	Percentage of common stock is based on 88,723,000 shares of common stock outstanding as of April 27, 2010.
(3)	Includes 1,435,048 shares issuable upon exercise of options.
(4)	Includes 294,927 shares issuable upon exercise of options.
(5)	Includes 346,070 shares issuable upon exercise of options.
(6)	Includes 193,355 shares issuable upon exercise of options.
(7)	Includes 159,300 shares issuable upon exercise of options.
(8)	Includes 148,867 shares issuable upon exercise of options.
(9)	Includes 120,000 shares issuable upon exercise of options.
(10)	Includes 90,000 shares issuable upon exercise of options.
(11)	Includes 11,638 shares issuable upon exercise of options.
(12)	Includes 90,000 shares issuable upon exercise of options.
(13)	Based on information set forth in a Form 3 filed with the SEC on June 30, 2009 by Max Display Enterprises Limited and Walsin Lihwa. Includes 2,019,060 shares issuable upon exercise of warrants.
(14)	Includes 2,889,205 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for Microvision Executives we have adopted, our chief executive officer, chief financial officer and other senior operating and financial executives must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Company’s financial statements, as well as for Company’s financial reporting process. PricewaterhouseCoopers LLP, acting as an independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2009 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for the fiscal year ended December 31, 2009, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Richard A. Cowell, Chairman

Jeanette Horan

Perry M. Mulligan

Brian Turner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent auditors, PricewaterhouseCoopers LLP, billed the following fees to us for audit and other services for the fiscal years 2009 and 2008:

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $414,100 for the year ended December 31, 2009 and were $529,280 for the year ended December 31, 2008.

Audit Related Fees

There were no fees for audit related services in 2009 or 2008.

Tax Fees

Fees for tax services, including federal and state tax compliance, tax advice and tax planning, totaled $0 in 2009 and $1,732 in 2008.

All Other Fees

Fees for all other services not described above totaled $1,500 in each of 2009 and 2008 for a subscription to an online accounting research tool.

The Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting, the written proposal must be received by the Company no later than January 7, 2011. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in the Company’s bylaws for shareholder proposals. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

If a shareholder proposal is not included in the Company’s proxy statement for the 2011 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the meeting or, if less than 60 days’ notice of the date of the meeting is given, by the close of business on the 10th business day following the first public announcement of the meeting.

You also may propose candidates for consideration by the Nominating Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the Director recommendation procedures described on pages 8 and 9.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2009, was first made available to the shareholders of the Company with this Proxy Statement on or about May 7, 2010. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC may be obtained by shareholders without charge by written or oral request to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, telephone (425) 936-6847, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 936-6847, by fax at (425) 936-4415, by mail to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Seattle, Washington time, on June 16, 2010. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2009 Annual Report and Proxy Statement for 2010 Annual Meeting of Shareholders is/are available at www.proxyvote.com .

MICROVISION, INC.

Annual Meeting, June 17, 2010

PROXY SOLICITED BY BOARD OF DIRECTORS

The 2010 Annual Meeting of Shareholders of Microvision, Inc. will be held on June 17, 2010 at 9:00 a.m., Pacific Time, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington 98004

The undersigned hereby appoints Alexander Tokman, Jeff T. Wilson, and Thomas M. Walker, and each of them, each with power to appoint his/her substitute, as proxies to vote and act at the 2010 Annual Meeting of shareholders of Microvision, Inc. (the "Company") to be held on June 17, 2010, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2010 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2010 Annual Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR the nominees for director and FOR ratification of proposals 2 and 3. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

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MICROVISION, INC. 6222 185TH AVE NE REDMOND, WA 98052

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All All All Except

The Board of Directors recommends that you vote FOR the following: 0 0 0

1. Election of Directors

Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 To amend the 2006 Microvision, Inc. Incentive Plan 0 0 0

3 To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the 0 0 0 current fiscal year;

NOTE: The Board of Directors recommends a vote FOR the election of six nominees for director, a vote FOR amendment of the 2006

Microvision, Inc. Incentive Plan and a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date